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                                                                      EXHIBIT 11

                     INVESTORSBANCORP, INC. AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:


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
                                                        FOR THREE MONTHS ENDED
                                                               MARCH 31,
                                                       -----------------------
                                                         2003           2002
                                                       --------       --------
Net income                                             $571,109       $401,748
                                                       ========       ========

Determination of shares:

Weighted average common shares
   outstanding (basic)                                  928,460        940,000

Assumed conversion of stock options                      53,758         41,084
                                                       --------       --------

Weighted average common shares
   outstanding (diluted)                                982,218        981,084
                                                       ========       ========

Basic earnings per common share                        $   0.62       $   0.43
                                                       ========       ========

Diluted earnings per common share                      $   0.58       $   0.41
                                                       ========       ========
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